Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 15, 2019, with respect to the consolidated financial statements of TerraForm Power, Inc., and the effectiveness of internal control over financial reporting of TerraForm Power, Inc., included in Amendment No. 2 of the Annual Report on Form 20-F of Brookfield Renewable Partners L.P. for the year ended December 31, 2018 incorporated by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form F-3 No. 333-224206) of Brookfield Renewable Partners L.P. for the registration of its Limited Partnership Units and Preferred Limited Partnership Units.

/s/ Ernst & Young LLP

New York, New York

February 19, 2020